Amendment No. 1 to Prospectus Supplement dated September 18, 2014	Filed pursuant to Rule
424(b)(5)
(To Prospectus dated May 10, 2012)	File No. 333-178325

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

2,818,845 Shares of Common Stock
1,409,423 Series A and 1,644,737 Series B Warrants to purchase up to
1,409,423 Shares of Common Stock
and 1,644,737 Shares of Common Stock underlying the Series A and Series B Warrants

1,644,737 Shares of Common Stock issuable during the Option Period,
Option to purchase up to 1,644,737 Shares of Common Stock,
the accompanying Series C Warrants to purchase 822,369 Shares of Common Stock and
822,369 Shares of Common Stock underlying the Series C Warrants

This amendment No. 1 to prospectus supplement is being filed solely to correct typographical errors which appear in the prospectus supplement dated September 18, 2014 (“Prospectus Supplement”) and to present the placement commission as an exact, unrounded per share number. This amendment No. 1 to prospectus supplement should be read in conjunction with the Prospectus Supplement and the prospectus dated May 10, 2012 (“Prospectus”), each of which are to be delivered with this amendment No. 1 to prospectus supplement. This amendment No. 1 to prospectus supplement amends only those sections of the prospectus supplement set forth in this amendment; all other sections of the Prospectus Supplement remain unchanged. The Current Report on Form 8-K filed by the Company with the SEC on September 18, 2014 (File No. 001-15931) and the Securities Purchase Agreement and Forms of Warrant filed as exhibits thereto remain unchanged and continue to speak as of their initial filing.

The first sentence of the first paragraph on the cover page to the Prospectus Supplement is hereby replaced in its entirety by the following: “Pursuant to this prospectus supplement and the accompanying prospectus, we are offering to investors 2,818,845 shares of our common stock to be issued on the initial closing of this offering and up to 1,644,737 shares to be issued if the investors exercise their right to purchase such shares pursuant to this prospectus during the Option Period (defined below) (the “Shares”) together with 1,409,423 Series A warrants to purchase an aggregate of 1,409,423 shares of common stock at an exercise price of $6.38 per share (the “Series A Warrants”), 1,644,737 Series B warrants to purchase an aggregate of 1,644,737 shares of common stock at an exercise price of $6.08 per share (the “Series B Warrants”), and, if the investors exercise their right to purchase shares pursuant to this prospectus during the Option Period (defined below), 822,369 Series C warrants to purchase an aggregate of 822,369 shares of common stock at an exercise price of $6.08 per share (the “Series C Warrants” and together with the Series A Warrants and Series B Warrants, the “Warrants”).”

The table on the cover page to the Prospectus Supplement is hereby replaced in its entirety by the following.

	Per Unit	Total
Public offering price of units in Initial Offering	$5.10	$14,376,110
Placement agent fees in Initial Offering(1)	$0.3060	$862,567
Proceeds, before other expenses, to us	$4.7940	$13,513,543

Public offering price of units in Option Period	$6.08	$10,000,001
Placement agent fees in Option Period Offering(1)	$0.3648	$600,000
Proceeds, before other expenses, to us	$5.7152	$9,400,001

Total Placement Agent fees in Offering		1,462,567
Total proceeds, before expenses, to us in Offering		$22,913,544

(1)	Does not include any Placement Agent Warrants.

The subheadings “Units offered by us”, “Common stock offered by us (not including the Shares issuable during the Option Period)”, and “Common stock to be outstanding after the issuance of all Shares included in Option Period (assuming no exercise of the warrants offered by us)” appearing in the table entitled “The Offering” on page S-3 of the Prospectus Supplement under the heading “Prospectus Supplement Summary” are hereby replaced in their entirety by the following:

Units offered by us	2,818,845 units in Initial Offering; 1,644,737 units in Option Period

Common stock offered by us (not including the Shares issuable during the Option Period)	2,818,845 Shares

Common stock to be outstanding after the issuance of all Shares included in Option Period (assuming no exercise of the warrants offered by us)	25,604,954 Shares

The first sentence of the first paragraph under the heading “Description of Securities” on page S-7 of the Prospectus Supplement is hereby replaced in its entirety by the following: “In this offering, we are offering 2,818,845 common shares to be issued on the initial closing of the offering (the “Initial Offering”).”

The table appearing on page S-12 of the Prospectus Supplement under the heading “Plan of Distribution” is hereby replaced in its entirety by the following:

	Total
Aggregate Offering Price of units	$24,376,110	(1)
Placement agent fees(2)	$1,462,567

(1)	Includes $10,000,000 that we would receive if the investors exercise their rights to purchase additional units. Does not include any amounts we would receive upon exercise of the Warrants issued to the investors.
(2)	Does not include any Placement Agent Warrants.

Except as set forth above, the Prospectus Supplement and the Prospectus remain unchanged.

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The date of this amendment No. 1 to prospectus supplement is September 19, 2014.